As Filed with the Securities and Exchange Commission on June 20, 1996
                                                    Registration Number 0-12775
- --------------------------------------------------------------------------------

                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549
                                  FORM S-8
                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

- --------------------------------------------------------------------------------

                        ODESSA FOODS INTERNATIONAL, INC.
             (Exact name of registrant as specified in its charter)

- --------------------------------------------------------------------------------

            Delaware                                     75-1613360
         (State or other                             (I.R.S. Employer
          jurisdiction                            Identification Number)
         of incorporation
         or organization)


                             One Evertrust Plaza
                       Jersey City, New Jersey   07302
                          Telephone:  718-646-4175
                  (Address of principal executive offices)

                      Odessa Foods International, Inc.
                    1996 Non-Statutory Stock Option Plan
                          (Full title of the Plan)

                             Gary B. Wolff, P.C.
                              747 Third Avenue
                          New York, New York  10017
                          Telephone: (212) 644-6446
         (Name, address and telephone number of agent for service.)


                         CALCULATION OF REGISTRATION FEE
==========================================================================================
    Title of                            Proposed         Proposed
   securities                           maximum          maximum           Amount of
     to be           Amount to be    offering price     aggregate        registration
   registered         registered       per share      offering price          fee
- ------------------------------------------------------------------------------------------
  Common Stock
$.00001 par value     1,000,000       $1.50              $1,500,000         $517.25
- ------------------------------------------------------------------------------------------





                                     1 of 8

                                    PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT


Item 3.  Incorporation of Certain Documents by Reference

The following documents are incorporated by reference in the registration statement:

         (a)     The registrant's latest annual report on Form 10-KSB.
         (b) All other reports filed by the registrant pursuant to sections 13(a) or 15(d) of the Securities Exchange Act of 1934 since the end of the year covered by the Form 10-KSB referred to in
                 (a) above.
         (c)     Not Applicable.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment to the registration statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.  Description of Securities.

The registrant is authorized to issue Twenty Five Million (25,000,000) shares of Common Stock. The par value of each of said shares is $.00001. All such shares are of one class, which shares of Common Stock has full voting and dividend rights but without cumulative voting rights or any pre-emptive rights.

Item 5.  Interest of Named Experts and Counsel.

Not Applicable

Item 6.  Indemnification of Directors and Officers.

Section 145 of the Delaware Corporation Law of the State of Delaware contains provisions entitling directors and officers of the registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of an action or proceeding in which they may be involved by reason of being or having been a director or officer of the registrant provided said officers or directors acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Additionally, Article "11" of the registrant's amended Articles of Incorporation (as filed November 27, 1995) reads as follows:

         "11:    No Director of the Corporation shall be liable to the
         Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its stockholders; (ii) for acts or





                                    2 of 8
         omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transaction from which the Director derived an improper personal benefit.


Item 7.  Exemption from Registration Claimed.

Not applicable

Item 8.  Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index elsewhere herein.

Item 9.  Undertakings.

         (a)     The undersigned registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                          (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represents a fundamental change in the information set forth in the registration statement; and

                          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement;

Provided, however, that paragraph (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

                 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to
         Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide





                                    3 of 8
         offering thereof.

         (e) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 124c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

         (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.





                                     4 of 8

                                   SIGNATURES



The Registrant. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement or amendment thereto to be signed on its behalf by the undersigned, thereunto duly authorized, in City of New York, State of New York on June 18, 1996.


                                                Odessa Foods International, Inc.

                                                   /Leon Golden/

                                                By:  Leon Golden, President


Pursuant to the requirements of the Securities Act of 1933, this registration statement or amendment thereto has been signed by the following persons in the capacities and on the dates indicated.

         Name                                                 Date


    /Leon Golden/                                         June 18, 1996
- -----------------------------------
Leon Golden, President and a Director


   /Werner Heim/                                          June 18, 1996
- ----------------------------------
Werner Heim, Secretary-Treasurer
 and Director





                                    5 of 8

                                                                                 Page in Sequential
Exhibit Index.                                                                   Number system
(1)              Not Applicable
(2)              Not Applicable
(3)              Not Applicable
(4)              Not Applicable
(5)              Consent and Opinion of Gary B. Wolff, P.C., 747 Third
                 Avenue, New York, New York 10017 regarding legality
                 of securities registered under this Registration
                 Statement and to the references to such attorney
                 in the Registration Statement on Form S-8                          7
(6)              Not Applicable
(7)              Not Applicable
(8)              Not Applicable
(9)              Not Applicable
(10)             Not Applicable
(11)             Not Applicable
(12)             Not Applicable
(13)             Not Applicable
(14)             Not Applicable
(15)             Not Applicable
(16)             Not Applicable
(17)             Not Applicable
(18)             Not Applicable
(19)             Not Applicable
(20)             Not Applicable
(21)             Not Applicable
(22)             Not Applicable
(23)             Consent of Bederson & Company LLP, Certified Public
                 Accountants for the Company for years ended
                 June 30, 1995 and 1994                                             8
(24)             Not Applicable
(25)             Not Applicable
(26)             Not Applicable
(27)             Not Applicable
(28)             Not Applicable
(99)             Not Applicable





                                     6 of 8